QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Brinker International:

        We consent to the use of our report dated July 31, 2003, except for note 14, as to which the date is August 15, 2003, relating to the consolidated balance sheets of Brinker International, Inc. and subsidiaries as of June 25, 2003 and June 26, 2002 and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended June 25, 2003, which report is incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

                      /s/ KPMG LLP

Dallas, Texas
June 24, 2004

QuickLinks

  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm